SCHEDULE 13D/A

CUSIP No: 464288778

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
01/03/07	31,911	52.31
01/04/07	23,015	52.09
01/05/07	16,520	51.56
01/08/07	5,950	51.46
01/25/07	6,935	50.98
01/26/07	28,747	50.93
02/12/2007	4,384	52.30
02/14/2007	400	52.96
02/15/2007	85	53.03
02/16/2007	380	53.15
02/20/2007	125	53.43
02/21/2007	14,020	53.20

* Initial Filing on 2/21/07. No transactions in the shares since filing. The percentage movement of 1% was the result of the outstanding shares increasing from 650,000 to 600,000.